                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER
                                      among
                            MLB ADVANCED MEDIA, L.P.
                             MLBAM ACQUISITION CORP.
                                       and
                                TICKETS.COM, INC.


                                   dated as of
                               February 14, 2005



================================================================================

                                                                            PAGE



                                TABLE OF CONTENTS



                                                                            PAGE
ARTICLE I THE OFFER.......................................................    2
  Section 1.01  The Offer.................................................    2
  Section 1.02  Company Action............................................    3
ARTICLE II THE MERGER.....................................................    4
  Section 2.01  The Merger................................................    4
  Section 2.02  Closing; Effective Time...................................    4
  Section 2.03  Effect of the Merger......................................    5
  Section 2.04  Subsequent Actions........................................    5
  Section 2.05  Certificate of Incorporation; By-Laws; Directors and
                  Officers................................................    5
  Section 2.06  Conversion of Shares......................................    5
  Section 2.07  Dissenting Shares.........................................    6
  Section 2.08  Surrender of Shares; Stock Transfer Books.................    6
  Section 2.09  Stock Plans...............................................    8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER........   11
  Section 3.01  Corporate Organization....................................   11
  Section 3.02  Authority Relative to this Agreement......................   11
  Section 3.03  No Conflict; Required Filings and Consents................   11
  Section 3.04  Brokers...................................................   12
  Section 3.05  Offer Documents...........................................   12
  Section 3.06  Financing.................................................   12
  Section 3.07  Securities Purchase Agreement; Stockholder Agreements.....   12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY......................   12
  Section 4.01  Corporate.................................................   12
  Section 4.02  Authority.................................................   14
  Section 4.03  No Violation..............................................   14
  Section 4.04  Financial Matters.........................................   15
  Section 4.05  Tax Matters...............................................   16
  Section 4.06  Accounts Receivable.......................................   17
  Section 4.07  Absence of Certain Changes................................   18
  Section 4.08  Absence of Undisclosed Liabilities........................   19
  Section 4.09  No Litigation.............................................   19
  Section 4.10  Laws and Orders; Licenses and Permits; Environmental
                  Matters.................................................   19
  Section 4.11  Title to and Condition of Properties......................   21
  Section 4.12  Insurance.................................................   21
  Section 4.13  Contracts and Commitments.................................   22
  Section 4.14  Labor Matters.............................................   24
  Section 4.15  Employee Benefit Plans....................................   25
  Section 4.16  Employees; Compensation...................................   28
  Section 4.17  Trade Rights..............................................   28
  Section 4.18  Customers; Suppliers; Dealers and Distributors............   30
  Section 4.19  Certain Loans.............................................   30
  Section 4.20  Certain Relationships to Company..........................   30
  Section 4.21  Offer Documents...........................................   30

                                                                            PAGE
  Section 4.22  Brokers...................................................   31
  Section 4.23  Takeover Statutes.........................................   31
  Section 4.24  Opinions of Financial Advisors............................   31
  Section 4.25  Disclosure................................................   31
  Section 4.26  2004 Bonus Awards.........................................   32
ARTICLE V COVENANTS.......................................................   32
  Section 5.01  Compensation Arrangements.................................   32
  Section 5.02  Conduct of Business by Company Pending the Closing........   32
  Section 5.03  No Solicitation...........................................   35
  Section 5.04  Access to Information.....................................   38
  Section 5.05  Notification of Certain Matters...........................   38
  Section 5.06  Public Announcements......................................   39
  Section 5.07  Reasonable Best Efforts; Cooperation......................   39
  Section 5.08  Takeover Statutes.........................................   39
  Section 5.09  Confidentiality Agreement.................................   40
  Section 5.10  D&O Indemnification and Insurance.........................   40
ARTICLE VI CONDITIONS TO THE MERGER.......................................   41
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................   41
  Section 7.01  Termination...............................................   41
  Section 7.02  Effect of Termination.....................................   44
  Section 7.03  Amendment.................................................   44
  Section 7.04  Extension; Waiver.........................................   44
ARTICLE VIII GENERAL PROVISIONS...........................................   45
  Section 8.01  Non-Survival of Representations and Warranties............   45
  Section 8.02  Expenses..................................................   45
  Section 8.03  Entire Agreement..........................................   45
  Section 8.04  Assignment................................................   45
  Section 8.05  Parties in Interest.......................................   45
  Section 8.06  Validity..................................................   46
  Section 8.07  Notices...................................................   46
  Section 8.08  Law Governing Agreement; Jurisdiction.....................   47
  Section 8.09  Specific Performance......................................   47
  Section 8.10  Headings..................................................   47
  Section 8.11  Counterparts..............................................   47
  Section 8.12  Definitions...............................................   47

Annexes

I - Purchaser's Conditions to the Offer
II - Other Condition to the Offer

Exhibit A - Form of Option Cancellation Agreement

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2005 (the "Agreement"), among Tickets.com, Inc., a Delaware corporation ("Company"), MLB Advanced Media, L.P., a Delaware limited partnership ("Parent"), and MLBAM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:

      WHEREAS, the Board of Directors of Purchaser, a Special Committee (the "Special Committee") of the Board of Directors of Company (with authority delegated by the Board of Directors of Company, hereinafter the "Company Board of Directors"), the Company Board of Directors, and the General Partner of Parent, have approved and/or recommended, as applicable, the Merger (as that capitalized term is defined below), upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, it is proposed that Purchaser shall make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to acquire all of the issued and outstanding shares (the "Shares") of the common stock, $0.000225 par value, of Company (the "Common Stock") at a purchase price of $1.10 per Share (such price or such higher price as may be paid in the Offer, the "Offer Price"), net to each seller of Shares in cash, upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Board of Directors of Purchaser, the Special Committee, and the General Partner of Parent, have each approved and/or recommended, as applicable, this Agreement, the Offer, and the merger of Purchaser with and into Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Special Committee (i) has approved and/or recommended, as applicable, the Offer and this Agreement, (ii) has recommended that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby, and (iii) has determined that the consideration to be paid for each Share in the Offer is fair to the holders of such Shares;

      WHEREAS, Parent, Purchaser and Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

      WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 8.12.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and Company hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

      Section 1.01 The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events set forth in Annex I shall have occurred and be continuing, Parent shall cause Purchaser, as promptly as practicable, to commence (within the meaning of Rule 14d-2 under the Exchange
Act), the Offer at the Offer Price. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction or waiver of the conditions set forth in Annex I, and (ii) the satisfaction of the condition set forth in Annex II. The conditions to the Offer set forth in Annex I are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such conditions, and Parent and Purchaser expressly reserve the right, in their sole discretion, subject to Laws to waive any such condition. The condition to the Offer set forth in Annex II may not be waived by any party hereto. The initial expiration date of the Offer shall be the 21st Business Day following commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). The Offer Price shall be net to each seller of Shares in cash, without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

            (b) Parent and Purchaser expressly reserve the right, in their sole discretion, to modify the terms and conditions of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that, without the prior written consent of Company, Purchaser shall not
(i) decrease the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) seek to purchase less than all outstanding Shares, or (iii) impose material conditions to the Offer in addition to those set forth in Annex I. Upon the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall accept for payment and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

            (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") subject to the conditions set forth in Annex I and Annex
II. As soon as reasonably practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that (i) will comply in all material respects with the provisions of all applicable federal securities Laws (except to the extent formally or tacitly waived by the Staff of the SEC), (ii) will contain (including as an exhibit) or incorporate by reference the Offer to Purchase, a form of the related letter of transmittal, and (iii) may contain a summary advertisement (at Parent's sole discretion), which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents." Each of Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that the Schedule TO or the Offer Documents shall be, or have become, false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case to the extent required by applicable federal securities Laws. Parent and Purchaser shall provide Company and its counsel with a reasonable opportunity to review and comment on the Schedule TO and any Offer Documents before they are filed with the SEC.

            (d) Notwithstanding the foregoing: (i) if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, the Purchaser shall extend the Offer from time to time until five Business Days after the expiration or termination of the waiting period under the HSR Act; provided, however, that Purchaser shall not be required to extend the Offer beyond the date that is twenty days after the initial scheduled expiration date of the Offer.

            (e) Notwithstanding the foregoing, Parent and Purchaser may, in their sole discretion, elect to provide for a subsequent offering period pursuant to, and on the terms required by, Rule 14d-11 under the Exchange Act.

      Section 1.02 Company Action.

            (a) Company hereby approves of and consents to the Offer and represents and warrants that the Special Committee, at a meeting duly called and held on February 4, 2005, acting by unanimous vote: (i) approved and/or recommended, as applicable, this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (ii) resolved to recommend that the stockholders of Company accept the Offer and tender their Shares pursuant to the Offer; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of the stockholders of Company and that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of Shares; and (iv) took all other action necessary to render Section 203 of the DGCL and other state takeover statutes inapplicable to the transactions contemplated by the Securities Purchase Agreement, the Stockholder Agreements, the Offer, the Merger and this Agreement and the transactions contemplated hereby and thereby. Unless the recommendation of the Special Committee is withdrawn in accordance with Section 5.03, Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Special Committee described in this Section 1.02.

            (b) Company shall file with the SEC, as promptly as practicable after the filing by Purchaser of the Schedule TO with respect to the Offer but in any event on the date such Schedule TO is filed with the SEC, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that (i) will comply in all material respects with the provisions of all applicable federal securities Laws, except to the extent formally or tacitly waived by the Staff of the SEC, and (ii) unless the recommendation of the Special Committee is withdrawn in accordance with Section 5.03, will include the recommendations of the Special Committee referred to in clause (ii) of Section 1.02(a) and the opinions of Houlihan, Lokey, Howard & Zukin ("Houlihan") and the Perseus Group LLC (the "Company Financial Advisor") referred to in Section 4.24. Company agrees to mail such Schedule 14D-9 to the stockholders of Company along with the Offer Documents promptly after the commencement of the Offer. Each of Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that the Schedule 14D-9 shall be, or have become, false or misleading in any material respect, and Company shall take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Company's stockholders, in each case to the extent required by applicable federal securities Laws. Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

            (c) In connection with the Offer, Company shall promptly on Parent's request furnish Parent and Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Company represents and warrants to Parent and Purchaser that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all the Common Stock owned of record and beneficially by him or her except to the extent such tender would violate applicable federal securities Laws.

                                   ARTICLE II
                                   THE MERGER

      Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the DGCL, Purchaser shall be merged with and into Company. Following the Merger, the separate corporate existence of Purchaser shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

      Section 2.02 Closing; Effective Time.

            (a) The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Foley & Lardner LLP, 90 Park Avenue, New York, NY 10016, unless another date, time or place is agreed to in writing between Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

            (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date the parties hereto shall file a Certificate of Ownership and Merger, in accordance with Section 253 of the DGCL, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or Certificate of Ownership and Merger (the time of such filing (or such later time as is specified in such Certificate of Merger or Certificate of Merger and Ownership, as applicable, as agreed between Parent and Company) being the "Effective Time").

      Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 2.04 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      Section 2.05 Certificate of Incorporation; By-Laws; Directors and
Officers.

            (a) At the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to provide that the Surviving Corporation shall be named "Tickets.com, Inc."

            (b) At the Effective Time, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

            (c) The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

      Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares) shall be canceled and be converted into the right to receive the Offer Price in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Share, less any withholding taxes.

            (b) Each Share held in the treasury of Company or owned by any Company Subsidiary and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment or other consideration shall be made with respect thereto.

            (c) Each share of common stock, $0.0l par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

      Section 2.07 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, but only to the extent required by the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and held by any stockholder who has not voted in favor of or consented to the Merger and who duly demands appraisal of his or her Shares pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Shares to demand appraisal of their Shares in connection with the Merger (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such cash consideration as may be determined to be due to such stockholder as provided in the DGCL. If, however, such stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the DGCL, his or her Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to
Section 2.06(a), without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

            (b) Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate, any such demands.

            (c) Each Dissenting Share, if any, shall be canceled after payment in respect thereof has been made to the holder thereof pursuant to the DGCL.

      Section 2.08 Surrender of Shares; Stock Transfer Books.

            (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 2.06(a). Parent shall, from time to time, make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of the Merger Consideration under Section 2.08(b) to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

            (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.06(a). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.06(a), and the Certificate so surrendered shall forthwith be canceled.

            (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable. If a mutilated Certificate is surrendered to the Paying Agent or if the holder of a Certificate submits an affidavit to the Paying Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by Parent, furnish an indemnity bond sufficient in the reasonable judgment of Parent to protect Parent, the Surviving Corporation and the Paying Agent from any loss that any of them may suffer.

            (d) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 2.06(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. Notwithstanding the foregoing, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (e) Parent (or any Affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

            (f) All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall not be any further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.06(a) and this Section 2.08.

      Section 2.09 Stock Plans.

            (a) Subject to Sections 2.09(b) through (j) inclusive, prior to the Effective Time, the Special Committee (or, if appropriate, Company Board of Directors or any other committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the termination or cancellation, as applicable, effective as of the Effective Time, of all stock options for the issuance or grant of any interest in respect of the capital stock of Company or any Company Subsidiary (collectively, other than the D&O Options, TicketsLive Options, In-the-Money Options or Warrants, as those capitalized terms are defined below, the "Options"), and stock option plans or any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of Company or any Company Subsidiary (the "Stock Plans"), other than the outstanding warrants to purchase an aggregate of 1,838,618 shares of Common Stock described in Company Disclosure
Schedule 4.01(f) ("Warrants"). Subject to Sections 2.09(b) through (j) inclusive, immediately prior to the Effective Time, each such Option (whether vested or unvested) shall no longer be exercisable and shall be cancelled or terminated without any payment therefor.

            (b) The Company has entered into agreements with certain of its directors and senior officers which provide that at the Effective Time all outstanding options to acquire an aggregate of 704,859 shares of the Common Stock held by such directors and officers with an exercise price equal to or in excess of the Offer Price will automatically be cancelled and terminated without any payment therefor (the "D&O Options").

            (c) Prior to the Effective Time, the Special Committee (or, if appropriate, Company Board of Directors or any other committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the conversion of the TicketsLive Options, effective at the Effective Time, from the right to receive shares of Common Stock upon exercise thereof into the right to receive a cash payment from Company (subject to any applicable withholding taxes), through the Paying Agent, equal to the product of (i) the total number of shares of Common Stock subject to each such TicketsLive Option multiplied by (ii) $0.10, without payment to Company of the exercise price under such TicketsLive Option (the "TicketsLive Option Cash Payment(s)"). The term "TicketsLive Option(s)" means the options to acquire an aggregate of 1,476 shares of Common Stock outstanding at the time of the commencement of the Offer and granted under the TicketsLive Corporation Amended and Restated Stock Award and Incentive Plan (adopted in 1999), which were assumed by Company in connection with its acquisition of TicketsLive Corporation. The Company's obligations with respect to the payment of the TicketsLive Option Cash Payments shall be conditioned on consummation of the Merger at the Effective Time.

            (d) Except with respect to any D&O Options or TicketsLive Options, prior to the Effective Time, the Special Committee (or, if appropriate, the Company Board of Directors or any other committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the automatic acceleration of vesting and the conversion, effective at the Effective Time, of any options to acquire shares of Common Stock with an exercise price that is less than the Offer Price, both vested and unvested, and which are outstanding at the time of the commencement of the Offer ("In-the-Money Option(s)"), into the right, in full settlement thereof, to receive a payment in cash by Company (subject to any applicable withholding taxes), through the Paying Agent, equal to the product of (a) the total number of shares of Common Stock subject to such In-the-Money Options and (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such In-the-Money Options (such amounts payable hereunder being referred to as the "In-the-Money Option Cash Payment(s)"), without payment to Company of the exercise price under such In-the-Money Options. The Company's obligations with respect to the payment of the In-the-Money Option Cash Payments shall be conditioned on consummation of the Merger at the Effective Time.

            (e) The Surviving Corporation shall, following the Effective Time, make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of (i) the aggregate TicketsLive Option Cash Payments under Section 2.09(c) to which holders of such rights shall be entitled at the Effective Time, and (ii) the aggregate In-the-Money Option Cash Payments under
Section 2.09(d) to which holders of such rights shall be entitled at the Effective Time. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Surviving Corporation.

            (f) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a TicketsLive Option or an In-the-Money Option a copy of an Option Cancellation Agreement, substantially in the form attached hereto as Exhibit A ("Option Cancellation Agreement"), together with a letter (which shall be in a form and have such other provisions as the Surviving Corporation may reasonably specify) including instructions for effecting the surrender of the Option Cancellation Agreements in exchange for the TicketsLive Option Cash Payments pursuant to Section 2.09(c) or In-the-Money Option Cash Payments pursuant to
Section 2.09(d), as applicable. No TicketsLive Option Cash Payment will be made by the Paying Agent on behalf of Company with respect to a TicketsLive Option, and no In-the-Money Option Cash Payment will be made by the Paying Agent on behalf of Company with respect to an In-the-Money Option, to the holder thereof until receipt by Company or the Paying Agent, as applicable, of an Option Cancellation Agreement with respect to the related TicketsLive Option or In-the-Money Option, properly completed and signed by the record holder of such TicketsLive Option or In-the-Money Option. The Company (prior to the Effective
Time), and the Surviving Corporation (after the Effective Time), shall be required to deliver to the Paying Agent all such executed Option Cancellation Agreements promptly after receipt. Upon proper delivery of an Option Cancellation Agreement to the Paying Agent or to such other agent or agents as may be appointed by the Surviving

Corporation, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Option Cancellation Agreement shall be entitled to receive in exchange therefor the amount of the TicketsLive Option Cash Payment pursuant to Section 2.09(c) or In-the-Money Option Cash Payment pursuant to Section 2.09(d), as applicable, without interest.

            (g) If any payment pursuant to this Section 2.09 is to be made to a Person other than the Person in whose name a TicketsLive Option or In-the-Money Option is registered, it shall be a condition to such payment that the Option Cancellation Agreement so delivered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the TicketsLive Option or In-the-Money Option or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

            (h) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated by this Section 2.09, and the Paying Agent's duties shall terminate. Thereafter, each holder of a TicketsLive Option or In-the-Money Option canceled pursuant to this Section 2.09 shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof, with respect to any TicketsLive Option Cash Payment or In-the-Money Option Cash Payment that may be payable upon due surrender of an Option Cancellation Agreement, duly completed and executed. Notwithstanding the foregoing, none of Parent, Purchaser, Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (i) The Surviving Corporation (or any Affiliate thereof) or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 2.09 such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of such payments in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

            (j) All TicketsLive Option Cash Payments and In-the-Money Option Cash Payments shall be deemed to have been paid in full satisfaction of all rights pertaining to the respective TicketsLive Options and In-the-Money Options.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser represent and warrant to Company as follows:

      Section 3.01 Corporate Organization. Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and Purchaser have all requisite partnership or corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and to carry out the transactions contemplated hereby and thereby.

      Section 3.02 Authority Relative to this Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the General Partner of Parent and the Board of Directors of Purchaser. No other or further corporate or partnership act or proceeding on the part of Parent or Purchaser or its General Partner or stockholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto will constitute, valid and binding agreements of Parent and Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

      Section 3.03 No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement, nor the other documents and instruments to be executed and delivered by Purchaser pursuant hereto or thereto, nor the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby (a) assuming all notices, reports or other filings described in this Section 3.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Parent or Purchaser, (b) except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) filings as may be required by any applicable state takeover or "blue sky" Laws, and (v) filings as would not prevent or materially delay the consummation of the Offer and the Merger, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, or (c) subject to obtaining the consents described in Section 3.03(b), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Parent or Purchaser or of any Contract or restriction of any kind or character to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its assets or properties may be bound or affected.

      Section 3.04 Brokers. Except for such fees that will be paid by Parent and/or Purchaser, none of Parent, Purchaser or any of their respective partners, directors, officers, employees or agents have retained, employed or used any investment banking firm, broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker's or finder's fees.

      Section 3.05 Offer Documents. The Offer Documents will not, at the respective times the Offer Documents are filed with the SEC or first published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information that has been supplied by Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act, except to the extent formally or tacitly waived by the Staff of the SEC.

      Section 3.06 Financing. Parent has access to sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger and to perform its obligations under the Securities Purchase Agreement.

      Section 3.07 Securities Purchase Agreement; Stockholder Agreements. Parent and Purchaser have entered into each of the Securities Purchase Agreement and the Stockholder Agreements simultaneously with their execution of this Agreement and have the present intention to perform their obligations under each of the Securities Purchase Agreement and the Stockholder Agreements in accordance with their respective terms.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company represents and warrants to Parent and Purchaser that as of the date of this Agreement the statements contained in this Article IV, when read together with and qualified by the disclosure schedules delivered by Company to Parent in connection with and prior to the execution of this Agreement (the "Company Disclosure Schedules"), are true and correct except for events, transactions or occurrences contemplated or required by this Agreement. The Company Disclosure Schedules are divided into sections and subsections corresponding to the sections and subsections of Article IV of this Agreement. The disclosure of any information in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality. Unless otherwise specifically defined therein or the context otherwise requires, capitalized terms set forth in the Company Disclosure Schedules shall have the meanings ascribed to such terms in this Agreement.

      Section 4.01 Corporate.

            (a) Organization. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

            (b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its Business as and where such is currently being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and thereto and to carry out the transactions contemplated hereby and thereby.

            (c) Qualification. Except as set forth on Company Disclosure
Schedule 4.01(c), Company is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such qualification necessary. Company Disclosure Schedule 4.01(c) sets forth a true, correct and complete list of the jurisdictions in which Company is duly qualified to do business as a foreign corporation.

            (d) Company Subsidiaries. Company Disclosure Schedule 4.01(d) contains a true, correct and complete list of the name and jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of such subsidiary's outstanding equity ownership interests owned directly or indirectly by Company. To Company's Knowledge, all outstanding capital stock and other equity or ownership interests of each Company Subsidiary owned, directly or indirectly, by Company are free and clear of any Liens and are validly issued, fully paid and nonassessable. Except as set forth on Company Disclosure
Schedule 4.01(d), Company has the right to elect or appoint at least a majority of directors to the boards of directors (or similar governing body), or to otherwise control the operation, of each Company Subsidiary. Except as set forth on Company Disclosure Schedule 4.01(d), to Company's Knowledge, Company does not directly or indirectly own any capital stock or other equity or ownership interest of any other corporation, limited liability company, partnership or other entity. Except as set forth on Company Disclosure Schedule 4.01(d), each Company Subsidiary (A) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (B) has full corporate or other power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (C) is in good standing and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such qualification necessary.

            (e) Corporate Documents. Company has delivered to Purchaser true, correct and complete copies of its and each Company Subsidiary's charter, bylaws and similar organizational documents, including any amendments thereto. The corporate minute books and stock records, or equivalent books and records, of Company and each Company Subsidiary made available for Purchaser's inspection are true and correct copies of such documents and accurately reflect all material corporate action taken by Company and each Company Subsidiary at the meetings or proceedings reflected therein. Set forth in Company Disclosure
Schedule 4.01(e) is a true, correct and complete list of the directors and officers, or equivalent governing and managing Persons, of Company and each Company Subsidiary.

            (f) Capitalization. The authorized capital stock of Company consists entirely of (i) Two Hundred Twenty Five Million (225,000,000) shares of Common Stock; and (ii) Forty Five Million (45,000,000) shares of preferred stock, par value $0.000225 per share, of which (A) 28,333,333 shares have been designated as Series F Preferred Stock, and 8,474,576 shares have been designated as Series G Preferred Stock. No shares of such capital stock are issued or outstanding except for 9,683,523 shares of Common Stock, 21,666,669 shares of Series F Preferred Stock and 8,474,576 shares of Series G Preferred Stock. According to the stock transfer records of Company, and to Company's Knowledge, the holders of the Series F Preferred Stock and Series G Preferred Stock are as set forth on Company Disclosure Schedule 4.01(f). All shares of Company's issued and outstanding capital stock are validly issued, fully paid and nonassessable. Other than as set forth on Company Disclosure Schedule 4.01(f), except for the Series F Preferred Stock and the Series G Preferred Stock, there are no (i) securities convertible into or exchangeable for any capital stock or other securities of Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities that are convertible into or exchangeable for capital stock or other securities of Company or (iii) any other Contracts, oral or written, to which Company is a party relating to the issuance, sale or transfer of any capital stock or other securities of Company, any such convertible or exchangeable securities, or any such options, warrants or other rights.

      Section 4.02 Authority. Company has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder, and the consummation by Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the Parent and Purchaser, constitute legal, valid and binding obligations of Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

      Section 4.03 No Violation.

            (a) Upon approval of this Agreement by certain preferred stockholders of Company by virtue of the Securities Purchase Agreement, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) assuming all notices, reports or other filings described in clauses (i) through (v) of Section 4.03(b) have been given or made, conflict with or violate any Law or Order of any Governmental Entity applicable to Company or by which any of its property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of Company or (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Company pursuant to, any note, bond, mortgage, indenture, Contract, instrument, permit, license, franchise or other obligation to which Company is a party or by which Company or its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not prevent or materially delay the consummation of the Offer and the Merger.

            (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL,
(iv) filings as may be required by any applicable state takeover or "blue sky" Laws, and (v) filings as would not prevent or materially delay the consummation of the Offer and the Merger, Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Company of their respective obligations under this Agreement or (B) in connection with any submission required above.

      Section 4.04 Financial Matters. Included as Company Disclosure Schedule 4.04(a) is a copy of the consolidated financial statements of Company (including balance sheet and statements of operations, stockholders' equity and cash flows) as of and for the fiscal year ended December 31, 2003 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of PricewaterhouseCoopers LLP (the "2003 Audit"). Included as Company Disclosure
Schedule 4.04(b) are unaudited and internally prepared unconsolidated balance sheets of the domestic and international operations of Company as of December 31, 2004 (the "Schedule of Assets/Liabilities"), which have not been reviewed by Company's independent auditors, and unaudited and internally prepared consolidated statements of operations and cash flows of Company, which have not been reviewed by Company's independent auditors, for the nine months ended September 30, 2004 (collectively with the Schedule of Assets/Liabilities, the "Schedule of Performance Metrics"). The 2003 Audit (a) is prepared from such financial statements as have been prepared and used by Company in the ordinary course of managing its business and measuring and reporting its operating results; (b) complies with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X); (c) is prepared in accordance with the accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis; (d) has been prepared in accordance with the books and records of Company; and (e) fairly presents the consolidated assets, Liabilities, financial position, results of operations and cash flows of Company as of the dates and for the periods indicated. The Schedule of Performance Metrics (x) is prepared from such financial statements as have been prepared and used by Company in the ordinary course of managing its business and measuring and reporting its operating results; (y) has been prepared in accordance with the books and records of Company; and (z) fairly presents the unconsolidated assets, Liabilities and financial position, and consolidated results of operations and cash flows of Company as of the dates and for the periods indicated. The Schedule of Performance Metrics contains unaudited preliminary data based on internal flash reports generated for the purpose of measuring and reporting operating results, on an accrual basis, to management for its use in the ordinary course of business. Actual operating results, when reported in conformance with GAAP, will be different than those reported on an accrual basis. For purposes of the preceding two sentences, the term "accrual basis" shall mean financial statements which materially reflect the financial position, operations and cash flows of Company, but which depart from GAAP. Such departures from GAAP are described in the Schedule of Performance Metrics and the financial information contained in the Schedule of Performance Metrics can be expected to be adjusted pursuant to GAAP as a result of an audit by Company's independent auditors.

      Section 4.05 Tax Matters. Except as set forth in Company Disclosure
Schedule 4.05:

            (a) Provision For Taxes. All Taxes of Company and Company Subsidiaries attributable to periods preceding or ending with the date of the Schedule of Assets/Liabilities have been paid or have been included in a liability accrual for the specific Taxes on the Schedule of Assets/Liabilities. The provision made for Taxes on the Schedule of Assets/Liabilities is sufficient for the payment of all Taxes of Company and Company Subsidiaries at the date of the Schedule of Assets/Liabilities and for all years and periods prior thereto. Since the date of the Schedule of Assets/Liabilities, neither Company nor any Company Subsidiary has incurred any Taxes other than Taxes incurred in the ordinary course of the Business consistent in type and amount with its respective past practices.

            (b) Tax Returns Filed. Except as set forth on Company Disclosure
Schedule 4.05(b), all Tax Returns required to be filed by or on behalf of Company and each Company Subsidiary have been filed and, when filed, were true, correct and complete. All Taxes owed and/or due, and the Taxes shown as due on such Tax Returns, were paid or adequately accrued. True, correct and complete copies of all Tax Returns filed by Company and each Company Subsidiary for each such entity's three most recent fiscal years have been delivered to Purchaser. Neither Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.

            (c) Withholding. Company and each Company Subsidiary has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (d) Tax Audits. To Company's Knowledge, no claim has ever been made by any authority in a jurisdiction in which Company or any Company Subsidiary does not file Tax Returns that Company or such Company Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction or authority. The Tax Returns of Company and each Company Subsidiary that are under audit or have been audited by the Internal Revenue Service ("IRS") or other applicable Tax authorities, together with a true, correct and complete list of all powers of attorney granted by Company or any Company Subsidiary with respect to any Tax matter, are set forth in Company Disclosure Schedule 4.05(d). Neither Company nor any Company Subsidiary has received from the IRS or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Company or any Company Subsidiary. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return.

            (e) Consolidated Group. Company Disclosure Schedule 4.05(e) contains a true, correct and complete list for Company and each Company Subsidiary of every year that

Company or such Company Subsidiary was a member of an affiliated group of corporations that filed a consolidated Tax Return on which the statute of limitations does not bar a federal Tax assessment and each corporation that has been a part of such group. No affiliated group of corporations of which Company or any Company Subsidiary has been a member has discontinued filing consolidated returns during the past five (5) years.

            (f) No Tax Liens. Neither Company nor any Company Subsidiary is subject to any Liens for Taxes other than Permitted Real Property Liens (as defined in Section 4.11(a)).

            (g) Tax Attributes. Company Disclosure Schedule 4.05(g) sets forth the following information with respect to Company and Company Subsidiaries as of the most recent practical date: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution of Company and Company Subsidiaries; and (ii) a reconciliation of deferred Tax assets and liabilities.

            (h) Other. To Company's Knowledge, neither Company nor any Company Subsidiary has (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other Contract with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of
Section 162(m) or Section 280G of the Code, or (vi) been a party to any Tax allocation, Tax sharing or Tax indemnification Contract. Neither Company nor any Company Subsidiary is a "United States real property holding company" within the meaning of Section 897 of the Code. Neither Company nor any Company Subsidiary has been the "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

            (i) Effect of Transaction. Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) use of the cash, modified cash or modified accrual method of accounting or (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law).

      Section 4.06 Accounts Receivable. All accounts receivable and notes receivable reflected on the Schedule of Assets/Liabilities, and all accounts receivable and notes receivable that have arisen since the date of the Schedule of Assets/Liabilities, (a) arose out of arm's length transactions actually made in the ordinary course of the Business, (b) are the valid and legally binding obligations of the parties obligated to pay such amounts, and (c) to Company's Knowledge are subject to no counterclaim or setoff and are not in dispute. Company Disclosure

Schedule 4.06 contains an aged schedule of accounts receivable reflected on the Schedule of Assets/Liabilities.

      Section 4.07 Absence of Certain Changes. Except as set forth on Company Disclosure Schedule 4.07, since the date of the Schedule of Assets/Liabilities there has not been:

            (a) No Adverse Change. Any Material Adverse Change.

            (b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business or assets of Company or any Company Subsidiary.

            (c) No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of Company or any Company Subsidiary, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents (including any such increase or change pursuant to any Employee Plans/Agreements or other commitment), except to the extent increased, granted, made or accrued in the ordinary course of the Business consistent with past practice.

            (d) No Labor Disputes. Any labor dispute or disturbance relating to or affecting Company or any Company Subsidiary, other than routine individual grievances that are not material to the conduct, financial condition, assets, Liabilities, the Business, prospects or operations of Company and Company Subsidiaries, taken as a whole.

            (e) No Distributions. Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company or any Company Subsidiary; any redemption, purchase or other acquisition by Company or any Company Subsidiary of any capital stock of such entity, or any security relating to such capital stock; or any other payment of any kind to a stockholder of Company or to any stockholder of a Company Subsidiary in his or her capacity as a stockholder.

            (f) No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any material assets of Company or any Company Subsidiary, except for the sale of Inventory items in the ordinary course of the Business.

            (g) No Indebtedness. Any material indebtedness for borrowed money incurred, assumed or guaranteed by Company or any Company Subsidiary.

            (h) No Liens. Any material Lien made on any assets or properties of Company or any Company Subsidiary.

            (i) Loans and Advances. Any loan or advance made by Company or any Company Subsidiary to any Person, other than advances made to employees of Company or any Company Subsidiary in the ordinary course of the Business for travel and entertainment in accordance with past practice.

            (j) Credit. Any grant of credit by Company or any Company Subsidiary to any customer (including any distributor) of Company or such Company Subsidiary on terms or in amounts more favorable than those that have been previously extended to such customer, any other change in the terms of any credit heretofore extended by Company or any Company Subsidiary, or any other change of their respective policies or practices with respect to the granting of credit, except in the ordinary course of the Business.

            (k) Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability of Company or any Company Subsidiary, other than the discharge or satisfaction in the ordinary course of the Business of current Liabilities reflected on the face of the Schedule of Assets/Liabilities and current Liabilities incurred since the date of the Schedule of Assets/Liabilities in the ordinary course of the Business.

            (l) Accounting Principles. Any material change in Company's or any Company Subsidiary's financial or Tax accounting principles or methods, except as required by GAAP.

      Section 4.08 Absence of Undisclosed Liabilities. Except as and to the extent specifically (i) set forth on the face of the Schedule of Assets/Liabilities, or (ii) disclosed in Company Disclosure Schedule 4.08, neither Company nor any Company Subsidiary has any Liabilities, other than commercial Liabilities incurred since the date of the Schedule of Assets/Liabilities in the ordinary course of the Business, none of which has had or is reasonably likely to have a Material Adverse Effect.

      Section 4.09 No Litigation. Except for collection actions arising in the ordinary course of the Business, or as otherwise set forth in Company Disclosure
Schedule 4.09, there is no Litigation pending or, to Company's Knowledge, threatened against Company, any Company Subsidiary, the directors or officers of Company or any Company Subsidiary (in such capacity) or its Business or assets. To Company's Knowledge, no event has occurred or action been taken that is reasonably likely to result in such Litigation. Company Disclosure Schedule 4.09 also identifies all Litigation to which Company, any Company Subsidiary or the directors or officers of Company or any Company Subsidiary (in such capacity) have been parties within the last three years. Neither Company nor any Company Subsidiary nor any of their respective businesses or assets is subject to any Order.

      Section 4.10 Laws and Orders; Licenses and Permits; Environmental Matters.

            (a) Laws and Orders. Company and each Company Subsidiary (including its Business and assets) is and has been in compliance with all Laws and Orders except to the extent where noncompliance therewith would not have a Material Adverse Effect. Neither Company nor any Company Subsidiary has received notice of any violation or alleged violation of any Laws or Orders or is subject to any Liability for any past or continuing violation of any Laws or Orders where the failure to correct such violation or alleged violation would have a Material Adverse Effect. Except with respect to periodic reports and other filings required by the Exchange Act, all reports, filings and returns required to be filed by or on behalf of Company or any Company Subsidiary with any Governmental Entity have been filed (except to the extent failure to make such filings would not have a Material Adverse Effect) and, when filed, were true, correct and complete, except to the extent that the failure to be true, correct and complete would not have a Material Adverse Effect.

            (b) Licenses and Permits. Company and each Company Subsidiary has all government licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its Business (as currently conducted) and the operation of its facilities, except to the extent where failure to obtain same or noncompliance therewith would not have a Material Adverse Effect. Company and each Company Subsidiary (including its respective Business and assets) is and has been in compliance with all such government licenses, permits, approvals, certifications, consents and listings, except to the extent where noncompliance therewith would not have a Material Adverse Effect.

            (c) Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 4.10, Company and each Company Subsidiary (including its respective Business and assets) is and has been in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. There is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to Company's Knowledge, threatened against Company or any Company Subsidiary relating in any way to the Environmental Laws. To Company's Knowledge, there is no Litigation pending or to Company's Knowledge threatened against any Person whose liability therefor may have been retained or assumed by or could be imputed or attributed to Company or any Company Subsidiary relating in any way to the Environmental Laws. There are no past or present (or, to Company's Knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent full compliance or continued full compliance by Company or any Company Subsidiary with all Environmental Laws or
(ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response Compensation Liability Act, as amended, or similar state, municipal, county, local, foreign or other Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

      Section 4.11 Title to and Condition of Properties.

            (a) Marketable Title. Company and each Company Subsidiary has, and at the Closing will have, good and marketable fee title, valid license rights or a valid leasehold interest in all of the properties and assets (tangible and intangible) used by such entity, free and clear of all Liens, except for (i) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Schedule of Assets/Liabilities), (ii) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of Company's or any Company Subsidiary's Business as currently conducted or adversely affect the marketability of Company's or any Company Subsidiary's assets, (iii) landlord's, mechanic's, materialmen's and similar Liens arising in the ordinary course of the Business and (iv) other Liens arising in the ordinary course of the Business that do not, individually or in the aggregate, materially impair the continued use and operation of the specific properties and assets to which they relate (collectively, the "Permitted Real Property Liens"). None of Company's or any Company Subsidiary's owned properties or assets are subject to any restrictions with respect to the transferability thereof. Company's and each Company Subsidiary's title to its respective properties and assets will not be affected by the transactions contemplated hereby.

            (b) Condition. All material tangible assets (real and personal) owned or utilized by Company or any Company Subsidiary are in good operating condition and repair (subject to normal wear and tear). To Company's Knowledge, all buildings, plants and other structures utilized by Company or any Company Subsidiary are in good condition and repair (subject to normal wear and tear).

            (c) Real Property. Company Disclosure Schedule 4.11(c) sets forth all real property used or occupied by Company and each Company Subsidiary (the "Real Property"). Company and Company Subsidiaries do not own any Real Property. To Company's Knowledge, no fact or condition exists that would prohibit or adversely affect the current ordinary rights of access to and from the Real Property from and to the existing nearby highways and roads, and there is no pending or, to Company's Knowledge, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. No public improvements have been commenced and, to Company's Knowledge, none are planned that in either case may result in special assessments against or otherwise materially adversely affect any Real Property.

            (d) No Condemnation, Expropriation or Similar Action. Neither the whole nor any portion of the properties or assets of Company or any Company Subsidiary is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefore, and to Company's Knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

      Section 4.12 Insurance. Company Disclosure Schedule 4.12 sets forth a list and description of all policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to, or that provides coverage for, the Business or assets of Company and each Company Subsidiary (collectively, the "Company Insurance Policies"). Neither Company nor any Company Subsidiary has received any notice of cancellation or termination with respect to any Company Insurance Policy, and to Company's Knowledge, no event or condition exists or has occurred that would reasonably be expected to be likely to result in cancellation of any Company Insurance Policy prior to its scheduled expiration date. To Company's Knowledge, Company and each Company Subsidiary has duly and timely made all claims that it has been entitled to make under each Company Insurance Policy. Neither Company nor any Company Subsidiary has received any notice from or on behalf of any insurance carrier issuing any Company Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Company Insurance Policy. Company Insurance Policies comply in all material respects with the requirements of all material Contracts to which Company or any Company Subsidiary is a party. No Company Insurance Policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. Except as set forth in Company Disclosure Schedule 4.12, there is no claim by Company or any Company Subsidiary pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the insurers under such policies, and to Company's Knowledge, there is no basis for denial of any pending claim under any Company Insurance Policy. To Company's Knowledge, neither Company nor any Company Subsidiary has been refused any insurance with respect to any aspect of its assets or Business during the last three years.

      Section 4.13 Contracts and Commitments.

            (a) Real Property Leases. Company has previously disclosed to Parent any Contracts, to which Company or any Company Subsidiary is a party, for the lease or occupancy of Real Property listed on Company Disclosure Schedule 4.11(c).

            (b) Personal Property Leases. Except as set forth in Company Disclosure Schedule 4.13(b), neither Company nor any Company Subsidiary (whether as lessor or lessee) has any Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure individually in excess of $100,000 (or its foreign currency equivalent as of the date hereof).

            (c) Purchase Commitments. Neither Company nor any Company Subsidiary has any purchase Contracts for material Inventory items that, together with amounts on hand, constitute more than twelve months normal usage.

            (d) Contracts for Services. Except for its agreements with distributors and employment contracts and bonus agreements with its employees, neither Company nor any Company Subsidiary has any Contract with any officer, employee, agent, consultant, sales representative, dealer, franchisee or other third party performing similar functions that is not cancelable by Company or any Company Subsidiary on notice of not longer than thirty calendar days without Liability, penalty or premium of any nature or kind whatsoever.

            (e) Powers of Attorney. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.13(e), and except with respect to powers of attorney entered into by Company in connection with the granting or perfection of security interests in the ordinary course of the Business, neither Company nor any Company Subsidiary has given a power of attorney or proxy that is currently in effect to any Person for any purpose whatsoever.

            (f) Collective Bargaining Agreements. Neither Company nor any Company Subsidiary has any collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

            (g) Loan Agreements. Neither Company nor any Company Subsidiary is a borrower under any loan Contract, promissory note, letter of credit or other evidence of indebtedness, or is a guarantor or surety thereunder, except in the ordinary course of the Business (including, but not limited to, the endorsement of checks, drafts or other instruments).

            (h) Guarantees. Neither Company nor any Company Subsidiary has guaranteed the payment or performance of any Person, agreed to indemnify any Person (except under Contracts entered into by Company or a Company Subsidiary in the ordinary course of the Business), or to agreed act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person, except in the ordinary course of the Business (including, but not limited to, the endorsement of checks, drafts or other instruments).

            (i) Agreements Relating to Company Trade Rights. Except as set forth on Company Disclosure Schedule 4.13(i) and for such Contracts entered into in the ordinary course of the Business, neither Company nor any Company Subsidiary has any consulting, development, joint development or similar Contract relating to any of Company Trade Rights.

            (j) Restrictive Agreements. Except as set forth on Company Disclosure Schedule 4.13(j), neither Company nor any Company Subsidiary has any Contract (i) requiring Company or any Company Subsidiary to assign any interest in any Company Trade Rights, (ii) except for distributorship agreements, prohibiting or restricting Company or any Company Subsidiary or any of their respective employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, or (iii) except with respect to any MLB Entity, relating to the location of employees or a minimum number of employees to be employed by Company or any Company Subsidiary.

            (k) No Default. Neither Company nor any Company Subsidiary is in default in any material respect under any material Contract to which it is a party or by which it is bound and no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Company's or any Company Subsidiary's obligations thereunder or result in the creation of any Lien on any of Company's or any Company Subsidiary's assets. To Company's Knowledge, no third party is in default in any material respect under any such Contract to which Company or any Company Subsidiary is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

            (l) Other Material Contracts. Company Disclosure Schedule 4.13(l) contains a true, correct and complete list for Company and each Company Subsidiary of (i) all Contracts pursuant to which Company or any Company Subsidiary incurred or accrued expenses in excess of $250,000 (or its foreign currency equivalent as of the date hereof) during either of the fiscal years ended December 31, 2004 and/or December 31, 2003, and (ii) all Contracts pursuant to which Company can reasonably be expected, based on information currently available to management, to incur or accrue expenses in excess of $250,000 (or its foreign currency equivalent as of the date hereof) during the current fiscal year.

      Section 4.14 Labor Matters. Within the last three years, neither Company nor any Company Subsidiary has experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which neither Company nor any Company Subsidiary is subject to any current Liability or can become subject to any future Liability, or which would not have been a Material Adverse Effect, Company and each Company Subsidiary is and has been in compliance with all Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and neither Company nor any Company Subsidiary is engaged or has been engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending or to Company's Knowledge threatened against Company or any Company Subsidiary. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or to Company's Knowledge threatened against or affecting Company or any Company Subsidiary nor any secondary boycott with respect to any products or services of Company or any Company Subsidiary. No question concerning representation has been raised or is or to Company's Knowledge threatened relating to the employees of Company or any Company Subsidiary. No labor grievance that might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending. There are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment-related matters pending or to Company's Knowledge threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would have a Material Adverse Effect.

      Section 4.15 Employee Benefit Plans.

            (a) Disclosure. Company Disclosure Schedule 4.15(a) sets forth a true, correct and complete list of all plans, programs, Contracts, policies and practices providing benefits to any current or former employee, director or independent contractor, or beneficiary or dependent thereof, sponsored or maintained by Company, any Company Subsidiary or any ERISA Affiliate, to which Company, any Company Subsidiary or any ERISA Affiliate has contributed, contributes or is obligated to contribute, or under which Company, any Company Subsidiary or any ERISA Affiliate has any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, "parachute," severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting Contracts, "golden parachutes," collective bargaining agreements, "employee benefit plans" (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the "Employee Plans/Agreements"). Each Employee Plan/Agreement is identified in Company Disclosure Schedule 4.15(a), to the extent applicable, as one or more of the following: (i) an "employee pension benefit plan" (as defined in Section 3(2) of ERISA); (ii) a "defined benefit plan" (as defined in Section 414 of the Code);
(iii) an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA); and/or (iv) a plan intended to be qualified under Section 401 of the Code. Company Disclosure Schedule 4.15(a) also indicates, to the extent applicable, each Employee Plan/Agreement with respect to which any benefits thereunder are provided for or accelerated upon a "change of control" of Company, however defined. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and neither Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

            (b) Delivery of Documents. Company has delivered to Purchaser true, correct and complete copies of the following information with respect to each Employee Plan/Agreement:

                  (i) the Employee Plan/Agreement, including all amendments, or if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

                  (ii) the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for each of the previous two plan years;

                  (iii) the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement and all material employee communications relating to the Employee Plan/Agreement;

                  (iv) if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the insurance policy or Contract of the trust or other funding agreement and the latest financial statements thereof; and

                  (v) the most recent determination letter received from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code and the most recent application, including all schedules and exhibits thereto, for a favorable determination letter.

            (c) Terminations, Proceedings, Penalties, Etc. With respect to each employee benefit plan (including each Employee Plan/Agreement) that is subject to Title IV of ERISA and with respect to which Company, any Company Subsidiary any Person that is or at any prior time was aggregated with Company or any Company Subsidiary pursuant to Section 414(b), (c), (m) or (o) of the Code or any of their respective assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any Person from any such plan, or otherwise):

                  (i) no such plan has been terminated so as to subject, directly or indirectly, any of Company's or any Company Subsidiary's assets to any Liability or the imposition of any Lien under Title IV of ERISA;

                  (ii) no proceeding has been initiated or to Company's Knowledge threatened by any Person to terminate any such plan;

                  (iii) no condition or event currently exists or is expected to occur that could subject, directly or indirectly, any of Company's or any Company Subsidiary's assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to any other Person or otherwise on account of the termination of any such plan;

                  (iv) if any such plan were to be terminated as of the Closing Date, none of Company's assets or any Company Subsidiary's would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

                  (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                  (vi) no such plan that is subject to Section 302 of ERISA or
      Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                  (vii) no such plan is a plan described in Section 4064 of ERISA.

            (d) Prohibited Transactions. There have been no "prohibited transactions" (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which Company, any Company Subsidiary or any of Company's or any Company Subsidiary's assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any Contract,

Law or Order pursuant to which Company or any Company Subsidiary has agreed or is required to indemnify any Person against any Liability incurred under any such Contract, Law or Order.

            (e) Full Funding. The funds available under each Employee Plan/Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's or a Company Subsidiary's actuaries in connection with the funding of such Employee Plan/Agreement).

            (f) Controlled Group; Affiliated Service Group; Leased Employees. Neither Company nor any Company Subsidiary is or ever has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an "affiliated service group" (within the meaning of Section 414(m) of the Code). There are not and never have been any "leased employees" (within the meaning of Section 414(n) of the Code) who perform services for the benefit of the Business of Company, and no individuals are expected to become such leased employees with the passage of time.

            (g) Payments and Compliance. Except as set forth in Company Disclosure Schedule 4.15(g), with respect to each Employee Plan/Agreement, (i) all payments due from the Employee Plan/Agreement (or from Company or any Company Subsidiary with respect to the Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of Company or a Company Subsidiary;
(ii) Company and Company Subsidiaries have complied with, and the Employee Plan/Agreement conforms to, all Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were true, correct and complete; (iv) if any Employee Plan/Agreement is intended to qualify under
Section 401 of the Code, it has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; (v) there are no Litigation pending (other than routine Litigation for benefits) or, to Company's Knowledge, threatened with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vi) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

            (h) Post Employment Benefits. Except for the employment agreements and severance agreements set forth in Company Disclosure Schedule 4.15(h), no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Company or any Company Subsidiary beyond their retirement or other termination of service.

            (i) No Triggering of Obligations. Except as set forth in Company Disclosure Schedule 4.15(i), the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

            (j) Future Commitments. Neither Company nor any Company Subsidiary has announced any plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements.

      Section 4.16 Employees; Compensation. Company Disclosure Schedule 4.16 contains a true, correct and complete list of (a) all salaried employees of Company and each Company Subsidiary whose annual salary is greater than $200,000, (b) each such employee's title, duties and location of employment, (c) each such employee's employment status, and (d) each such employee's annual rate of compensation, including bonuses and incentives.

      Section 4.17 Trade Rights.

            (a) To Company's Knowledge, Company Disclosure Schedule 4.17 contains a true, correct and complete list of all Company Trade Rights (to the extent susceptible to listing) that are material to the Business. Company Disclosure Schedule 4.17 also specifies which of such Company Trade Rights are registered. To Company's Knowledge, all Company Trade Rights shown as registered in Company Disclosure Schedule 4.17 have been properly registered in all jurisdictions where required, which jurisdictions are set forth in Company Disclosure Schedule 4.17. All pending registrations and applications of such Company Trade Rights have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications are current except where the failure to obtain same would not have a Material Adverse Effect. To conduct its Business as it is currently conducted, neither Company nor any Company Subsidiary requires any Trade Rights that it does not already have. To Company's Knowledge, neither Company nor any Company Subsidiary is infringing or has infringed any Trade Rights of another Person. To Company's Knowledge, no Person is infringing or has infringed any of Company's Trade Rights, except for (i) such infringements that individually or in the aggregate would not have a Material Adverse Effect on the Business of Company, or (ii) such infringements that are included in Company Disclosure Schedule
4.17. Except for grants and assignments in the ordinary course of the Business, neither Company nor any Company Subsidiary has granted any license or made any assignment of any of Company Trade Rights. Except as set forth in Company Disclosure Schedule 4.17, neither Company nor any Company Subsidiary pays any royalties or other consideration for the right to use any Trade Rights of others. All registered Trade Rights that are used by Company and Company Subsidiaries and, except as would not be expected to have a Material Adverse Effect, all other Trade Rights (regardless of whether or not they are registered), are valid, enforceable and in good standing, and to Company's Knowledge there are no equitable defenses to enforcement based on any act or omission of Company or any Company Subsidiary. The consummation of the transactions contemplated hereby will not alter to the detriment of Company or impair any of Company Trade Rights.

            (b) No former employer or any employee of Company or any Company Subsidiary, and no current or former client of any consultant of Company or any Company Subsidiary, has made a claim against Company, any Company Subsidiary or any Affiliates thereof or, to the Knowledge of Company, against any other person, that such employee or consultant is utilizing any Trade Rights of such former employer or client.

            (c) Neither Company nor any Company Subsidiary is party to or bound by any license or other agreement requiring the payment by Company or any Company Subsidiary of any royalty payment, excluding such agreements relating to software licensed for use on the computers of Company or any Company Subsidiary.

            (d) To the Knowledge of Company, no employee of Company or any Company Subsidiary is in violation of any Law or Order applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other Contract relating to the relationship of such employee with Company or any Company Subsidiary with respect to Company's Trade Rights or the Trade Rights of any prior employer.

            (e) Except pursuant to agreements of nondisclosure entered into in the ordinary course of the Business of Company and as required pursuant to the filing of a patent application by Company or any Company Subsidiary, to the Knowledge of Company, none of Company Trade Rights, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, have been disclosed to any Person other than employees, representatives and agents of Company or any Company Subsidiary.

            (f) It is not necessary for the Business to use any Trade Rights owned by any director, officer, employee or consultant of Company or any Company Subsidiary, except to the extent Company or any Company Subsidiary has obtained valid and enforceable Trade Rights therein. To the Knowledge of Company, at no time during the conception or reduction to practice of any of Company Trade Rights was any developer, inventor or other contributor to such Trade Rights operating under any grants from any Governmental Entity or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any Person that could adversely affect Company's or any Company Subsidiary's rights to any Company Trade Rights.

            (g) All present employees of Company and any Company Subsidiary required by Company's policies to execute proprietary invention agreements with Company have executed and delivered proprietary invention agreements with Company or a Company Subsidiary, as the case may be, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to Company or any Company Subsidiary. To Company's Knowledge, no such employee or present consultant of Company or any Company Subsidiary has claimed to have excluded works or inventions made prior to his or her employment with or work for Company or any Company Subsidiary from his or her assignment of inventions pursuant to such proprietary invention agreements.

            (h) Neither Company nor any Company Subsidiary uses any of the customer information it receives through its websites or otherwise in an unlawful manner, or in a manner violative of Company's or any Company Subsidiary's privacy policy or the private rights of its customers. Company and Company Subsidiaries have not collected any customer information through their websites or otherwise in an unlawful manner or in violation of its privacy policy or the private rights of its customers. Company and Company Subsidiaries have adequate security measures in place to protect the customer information they receive through their websites and which they store in their computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of their customers.

      Section 4.18 Customers; Suppliers; Dealers and Distributors.

            (a) Major Customers. Except as otherwise set forth on Company Disclosure Schedule 4.18(a), Company Disclosure Schedule 4.18(a) contains a true, correct and complete list of the twenty largest customers, including distributors, of Company and Company Subsidiaries (on a consolidated basis) for the most recently completed fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party. Except as otherwise set forth on Company Disclosure Schedule 4.18(a), Company does not have any Knowledge of any facts indicating, nor any other reason to believe, that any of the customers described in Company Disclosure Schedule 4.18(a) will not continue to be customers of Company and Company Subsidiaries after the Closing at substantially the same level of purchases as heretofore.

            (b) Major Suppliers. Company Disclosure Schedule 4.18(b) contains a true, correct and complete list of the twenty largest suppliers to Company and Company Subsidiaries (on a consolidated basis) for the most recently completed fiscal year (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party. Company does not have any Knowledge of any facts indicating, nor any other reason to believe, that any of the suppliers described in Company Disclosure Schedule 4.18(b) will not continue to be suppliers to Company and Company Subsidiaries after the Closing and will not continue to supply Company and Company Subsidiaries with substantially the same quantity and quality of goods and services at competitive prices.

      Section 4.19 Certain Loans. Company has not, since July 22, 2002, extended credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company.

      Section 4.20 Certain Relationships to Company. No Affiliate of Company or any Company Subsidiary (other than Company and Company Subsidiaries) has any direct or indirect interest in or other business relationship or arrangement with (i) any Person or entity that does business with Company or any Company Subsidiary in connection with the operation of, or is competitive with, the Business or any other business of Company or (ii) any property, asset or right that is used by Company or any Company Subsidiary.

      Section 4.21 Offer Documents. The Schedule 14D-9, when filed with the SEC and first published, sent or given to stockholders of Company, will comply in all material respects with the Exchange Act, except for any formal or informal waivers thereof or exceptions thereto by the SEC Staff. Giving consideration to such waivers or exceptions, neither the Schedule 14D-9 nor any of the information provided by or on behalf of Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9, Schedule TO or the Offer Documents.

      Section 4.22 Brokers. No broker, finder or investment banker (other than Houlihan or Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company. Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between Company, on the one hand, and Houlihan or Company Financial Advisor on the other hand.

      Section 4.23 Takeover Statutes. The Special Committee has approved and/or recommended, as applicable, the transactions contemplated by the Securities Purchase Agreement, the Stockholder Agreements, the Offer, the Merger and this Agreement, and the Company Board of Directors has approved the Merger, and such approval, recommendation and consent is sufficient to render inapplicable to the transactions contemplated by the Securities Purchase Agreement, the Stockholder Agreements, the Offer, the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover Law (including, without limitation, Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in Company's Certificate of Incorporation or By-Laws. No other state takeover Law or other comparable takeover provision of Company's Certificate of Incorporation or By-Laws applies to the transactions contemplated by the Securities Purchase Agreement, the Stockholder Agreements, the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

      Section 4.24 Opinions of Financial Advisors. Houlihan and Company Financial Advisor have delivered to the Special Committee their written opinions, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the consideration to be received by Company's stockholders, other than General Atlantic Partners and its Affiliates, and any other holders of preferred stock and their Affiliates in the Offer and the Merger is fair from a financial point of view to such stockholders. Company has been authorized to permit inclusion of such opinions (or a reference thereto) in the Offer Documents and the Schedule 14D-9. Company has provided a copy of such opinions to Parent.

      Section 4.25 Disclosure. No representation or warranty by Company in this Agreement, nor any written statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

      Section 4.26 2004 Bonus Awards. No Bonus (as such term is defined in Company's 2004 Executive Cash Incentive Plan (the "2004 Bonus Plan")) has been awarded to any participant in the 2004 Bonus Plan.

                                    ARTICLE V
                                    COVENANTS

      Section 5.01 Compensation Arrangements. Parent and Purchaser agree that commencing at the later to occur of the Closing Date or the Effective Time, Parent or Purchaser shall provide at its expense, or shall cause the Surviving Corporation to provide at its own expense, all change in control bonuses, severance and supplemental retirement account payments or credits to Company management in accordance with the terms and conditions of the agreements between Company and Company management set forth on Company Disclosure Schedule 4.15(a). To secure Surviving Corporation's obligations under the Executive Restated Change in Control Bonus Letters dated February 9, 2005, entered into between Company and Company management described on Footnote 3 to Company Disclosure
Schedule 4.15(a), Parent and Company management have agreed that upon the commencement of the Offer, Parent or Purchaser shall deposit at its expense in an escrow account $3,475,334, which amount equals the aggregate sum of the change in control bonuses payable to Company management. The rights and obligations set forth in this Section 5.01 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, the Persons entitled to receive the payments described in this Section 5.01.

      Section 5.02 Conduct of Business by Company Pending the Closing. From the date of this Agreement to the Effective Time, except as expressly required by this Agreement, or otherwise with the prior written consent of Parent, Company shall, and shall cause each of Company Subsidiaries, to (a) carry on its respective businesses in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and employees, (c) use commercially reasonable efforts to preserve its relationships with principal customers, suppliers and other Persons with which it has business dealings and (d) comply in all material respects with all Laws applicable to it or any of its properties, assets or business. Without limiting the generality of the foregoing, Company shall not, and it shall cause Company Subsidiaries not to, between the date of this Agreement and the Effective Time, except as expressly required by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent:

                  (i) Amend or otherwise change its Certificate of Incorporation or By-Laws or the equivalent organizational documents;

                  (ii) Sell, pledge or encumber any stock owned by Company in any of Company Subsidiaries;

                  (iii) Issue, reissue, sell, or authorize the issuance, reissuance or sale of any shares of capital stock of any class, or any bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of Company may vote) ("Company Voting Debt"), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any Company Voting Debt, or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of Company or any Company Subsidiary (except for the issuance of shares of Common Stock required to be issued pursuant to the terms of the Options outstanding as of the date hereof) or make any other changes in its capital structure;

                  (iv) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Company Subsidiary to its parent);

                  (v) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Company or any Company Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to Options outstanding as of the date hereof in accordance with their terms;

                  (vi) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Company and Company Subsidiaries, taken as a whole;

                  (vii) Incur any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the ordinary course of the Business under Company's existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of Company or any Company Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of the Business), or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

                  (viii) Enter into, or modify, amend or terminate, any material Contract other than in the ordinary course of the Business;

                  (ix) Except as set forth on Company Disclosure Schedule 5.02(ix) (which schedule includes Company's budget of all expenditures for a period of sixty days from the date of this Agreement and, among other things, includes no more than $230,000 in bonuses that may be paid pursuant to the 2004 Bonus Plan in accordance with the terms thereof), authorize or make any expenditures without the consent of Parent;

                  (x) (A) increase the compensation or fringe benefits of any of its directors, officers or employees, except as required by contractual obligations existing as of the date hereof, (B) grant any increase in severance or termination pay not currently required to be paid under existing severance plans or Contracts to any director, officer or other employee of Company or any Company Subsidiary, including without limitation any increase as a result of promotion, (C) enter into any employment, consulting or severance agreement or arrangement, including any arrangement to provide post-retirement medical or life insurance benefits, with any present or former director, officer or other employee of Company or any Company Subsidiary or (D) except as is required by Law, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the ordinary course of the Business consistent with past practice under, any collective bargaining agreement, Employee Plan/Agreement or employee benefit arrangement that would have been Employee Plan/Agreements if they were in effect as of the date hereof, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (xi) Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting methods, practices or principles used by it;

                  (xii) Except as may be required to comply with a change in Law, make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns that may have a Material Adverse Effect or settle or compromise any material federal, state, local or foreign Tax liability or refund;

                  (xiii) Except for any litigation described in Company Disclosure Schedule 4.09, settle or compromise any pending suit, action, audit or claim (A) against Company or any Company Subsidiary by any Governmental Entity, or (B) which is material to Company and Company Subsidiaries, taken as a whole, or which relates to the transactions contemplated hereby;

                  (xiv) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any Company Subsidiary (other than the Merger);

                  (xv) Except for any litigation described in Company Disclosure
      Schedule 4.09, (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (I) in the ordinary course of the Business and consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of Company included in Company SEC Reports filed prior to the date of this Agreement or (II) of liabilities incurred in the ordinary course of the Business and consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Company or any Company Subsidiary is a party;

                  (xvi) Sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or properties in the ordinary course consistent with past practice;

                  (xvii) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 5.02, any action which would cause any representation or warranty in this Agreement to become untrue or incorrect or any action which would result in any of the conditions set forth in Annex I not being satisfied; or

                  (xviii) Undertake any restructuring of Company's organization or operations outside of the normal course of the Business.

      Notwithstanding anything herein contained to the contrary (including, but not limited to Section 5.02(x), above), none of the Board of Directors nor any committee thereof, including, but not limited to the Compensation Committee of the Board of Directors, nor any authorized member of management of the Company, shall approve, authorize make or allow to be made any payment for any compensation matter, including, but not limited to any bonus or similar payment, whether pursuant to any existing agreement, plan, arrangement or otherwise, prior to the Effective Time, without the consent of Parent; provided, however, that the foregoing sentence shall not apply to payments described on Company Disclosure Schedule 5.02(ix). Notwithstanding the foregoing, at any time on or after April 14, 2005, but not later than June 30, 2005, the Compensation Committee of the Board of Directors of the Company (as then constituted), in consultation with Ron Bension, shall meet to consider awarding that portion of the management bonuses allowed under the 2004 Bonus Plan that is otherwise not included in Company Disclosure Schedule 5.02(ix), in accordance with the terms of the 2004 Bonus Plan.

      Section 5.03 No Solicitation.

            (a) Until this Agreement has been terminated in accordance with
Section 7.01 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.02(b) have been made), Company shall not, and shall not permit any of its Affiliates to, and shall use commercially reasonable efforts to cause its and its Affiliates' officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Representatives"), not to, directly or indirectly, (i) knowingly encourage, solicit, initiate or encourage the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, by taking any action that would make Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person (other than Parent or Purchaser) in connection with any Acquisition Proposal, (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser the approval and/or recommendation of the Offer, the Merger or this Agreement, (iv) approve or recommend, or propose to approve or recommend any Acquisition Proposal or (v) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 5.03 shall not prohibit Company or the Representatives from:

                        (A) participating in discussions or negotiations with,
            or furnishing or disclosing nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the date any Shares are accepted for payment pursuant to the Offer (and not withdrawn) if (I) none of Company, any of its Affiliates or any of the Representatives shall have violated any of the provisions of this Section 5.03, (II) a majority of the members of the Special Committee determines in good faith that such Acquisition Proposal is reasonably likely to constitute a Superior Proposal, and (III) after consultation with its outside counsel, the Special Committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Law; (IV) at least two business days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company gives Parent written notice of Company's intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person (without identifying such Person), and Company receives from such Person an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated on or about June 18, 2004, and amended on or about September 16, 2004, between Parent and Company, and (V) at least two business days prior to furnishing or disclosing any nonpublic information to such Person, Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by Company to Parent) except for the identification of such Person or any information that might reasonably enable the identification of such Person; or

                        (B) approving or recommending, or entering into (and in
            connection therewith, withdrawing or modifying the approval and/or recommendation of the Offer, the Merger and this Agreement) a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the date any Shares are accepted for payment pursuant to the Offer (and not withdrawn) if (I) none of Company, any of its Affiliates or any of the Representatives have violated any of the provisions of this Section 5.03, (II) Company provides Parent with written notice at least five business days prior to any meeting of the Special Committee at which the Special Committee will consider whether such Acquisition Proposal constitutes a Superior Proposal, during which five-business day period Company shall cause its financial and legal advisors to negotiate in good faith with Parent in an effort to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms, (III) notwithstanding such negotiations and adjustments pursuant to clause (II) above, the Special Committee makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (IV) after consultation with its outside counsel, the Special Committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Law, (V) Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the day that is the fifth business day after Parent receives written notice from Company stating that the Special Committee has determined such Acquisition Proposal constitutes a Superior Proposal, and (VI) simultaneously with the earlier of the approval or recommendation of, or execution of a definitive agreement with respect to, any such Superior Proposal, Company makes the payments required to be made pursuant to
            Section 7.02(b).

            (b) In addition to the obligations of Company set forth in Section 5.03(a), on the date of receipt thereof, Company shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation (but not the identity of any potential acquiror or party to the Acquisition Proposal or any information that might reasonably enable the identification of such party). Company shall keep Parent fully informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by Company and as to the details of all discussions or negotiations (but not the identity of any potential acquiror or party to the Acquisition Proposal). Company shall promptly provide to Parent any nonpublic information Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent (but not the identity of any potential acquiror or party to the Acquisition Proposal).

            (c) Company, its Affiliates and the Representatives shall immediately cease any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal. Company shall immediately request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of Company.

            (d) "Acquisition Proposal" shall mean any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the stockholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of a substantial amount of assets of Company or any of its Company Subsidiaries or of over 15% of any class of equity securities of Company or any of its Company Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Company or any of its Company Subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Company Subsidiaries or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby. "Superior Proposal" shall mean an Acquisition Proposal which the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its Financial Advisor and outside counsel), would, if consummated, result in a transaction that is more favorable to the stockholders of Company (in their capacities as stockholders) than the transactions contemplated hereby (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).

            (e) Subject to the provisions of Section 7.01, nothing contained in this Section 5.03 shall prohibit Purchaser from purchasing the Shares pursuant to the Offer or consummating the Merger.

      Section 5.04 Access to Information.

            (a) Subject to Law and the Confidentiality Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to
Section 7.01, Company shall, and shall cause each of its Company Subsidiaries to, upon reasonable notice, afford Parent and Purchaser, and their respective counsel, accountants, consultants and other authorized representatives, full and complete access during normal business hours to the employees, properties, books and records of Company and its Company Subsidiaries so that they may have the opportunity to make such investigations as they shall desire of the affairs of Company and its Company Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement (provided that if Company can prove by a preponderance of the evidence that Parent or Purchaser had Knowledge of a breach or violation of a covenant or warranty by Company as of or prior to the date of this Agreement or at Closing, as applicable, then such breach or violation shall not constitute a breach of such representation, covenant or warranty by Company). In addition, if Parent or Purchaser can prove by a preponderance of the evidence that Company had Knowledge of a breach or violation of a covenant or warranty by Parent or Purchaser as of or prior to the date of this Agreement or at Closing, as applicable, then such breach or violation shall not constitute a breach of such representation, covenant or warranty by the Parent or Purchaser. Company shall furnish as promptly as practicable to Parent and Purchaser a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Company Subsidiaries during such period pursuant to the requirements of federal or state securities Laws or the DGCL. Company agrees to cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Purchaser shall from time to time reasonably request.

            (b) Subject to Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.01, Parent shall cause its officers and employees to furnish such information and respond to such inquiries as Company shall from time to time reasonably request regarding post-closing integration and operational issues and issues arising under this Agreement.

      Section 5.05 Notification of Certain Matters. Company shall give prompt notice to Parent (a) of the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the

Effective Time, (ii) any condition set forth in Annex I to be unsatisfied at any time from the date hereof to the date Parent purchases Shares pursuant to the Offer, or (iii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure by Company to comply in all material respects with any of its covenants or agreements hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect (1) the right of Parent to terminate this agreement pursuant to Section 7.01; or (2) any other remedies available to Parent under Article 7 of this Agreement. Company shall give prompt notice to Parent of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the failure to give such notice or other communication shall not (by itself) relieve Parent or Purchaser from their obligations under this Agreement.

      Section 5.06 Public Announcements. So long as this Agreement is in effect, Parent and Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer or the Merger and shall not issue, or permit their Affiliates to issue, any such press release or make any such public statement prior to such consultation, except as may be required by Law or in accordance with any listing agreement with any securities exchange on which such party's securities are listed.

      Section 5.07 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and customers, (b) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed,
(c) cooperating in the preparation and filing of the Offer Documents, the Schedule TO and the Schedule 14D-9 and (d) promptly making all regulatory filings and applications, including without limitation any required filings under the HSR Act, and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated hereby, Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, Company or any of Company's Affiliates or any material portion of Company's assets or businesses.

      Section 5.08 Takeover Statutes. If any state takeover Law or other similar Law becomes or is deemed to become applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, Company shall promptly take all commercially reasonable actions necessary to render such Law inapplicable to all of the foregoing.

      Section 5.09 Confidentiality Agreement. Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the filing of required documents with the SEC in connection with the consummations of the Merger and the transactions contemplated hereby.

      Section 5.10 D&O Indemnification and Insurance.

            (a) Regardless of whether the Merger becomes effective, Company shall indemnify and hold harmless and shall pay expenses to the present and former directors and officers of Company, and each Person who prior to the latter to occur of the Closing or the Effective Time becomes an officer or director of Company (each an "Indemnified Person"), in respect of acts or omissions by any of them in their capacities as such occurring at or prior to the latter to occur of the Closing or the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) (collectively, the "Indemnified Losses") to the fullest extent permissible under Law and under the Certificate of Incorporation and the Bylaws of Company for a period of seven years and one Business Day after the date hereof.

            (b) Parent agrees that commencing at the latter to occur of the Closing or the Effective Time and for seven years and one Business Day after the latter to occur of the Closing or the Effective Time, the bylaws of the Surviving Corporation shall provide that the Surviving Corporation shall indemnify and hold harmless, and shall pay expenses to, the Indemnified Persons, in respect of Indemnified Losses to the fullest extent permissible under Law and, in any event, on terms no less favorable than the terms of the Certificate of Incorporation and the Bylaws of Company in effect immediately prior to the latter to occur of the Closing or the Effective Time. Such provisions of the Surviving Corporation's certificate of incorporation and bylaws relating to the indemnification of Indemnified Persons for Indemnified Losses shall not be amended, modified, repealed or rescinded for a period of seven years and one Business Day after the latter to occur of the Closing or the Effective Time in any manner that would materially and adversely effect the rights of Indemnified Persons thereunder, unless such modification shall be required by Law. Without limiting the generality of the foregoing, the Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 5.10(b). The Parent shall cause the Surviving Corporation to honor, assume and perform the obligations of Company in the place and stead of Company under any and all indemnification agreements between Company and any such Indemnified Persons in existence on the Closing Date (which agreements have been made available by Company to the Parent).

            (c) Parent and Purchaser agree that commencing at the latter to occur of the Closing or the Effective Time and for six years and one Business Day after the latter to occur of the Closing or the Effective Time, Parent or Purchaser shall obtain and provide at its expense, or shall cause the Surviving Corporation to obtain and provide at its expense (and shall provide evidence to Company that the Parent has obtained and provided or caused the Surviving Corporation to obtain or provide same on or before the Closing), officers' and directors' liability insurance or officers' and directors' liability tail insurance policies with respect to acts or omissions occurring prior to the latter to occur of the Closing or the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) covering each Indemnified Person on terms with respect to coverage and amount (including with respect to the payment of attorney's fees) no less favorable than those of Company's policies in effect or bound on the date hereof (the "D&O Tail Insurance"); provided, however, that if the foregoing would otherwise require Parent, Purchaser or Surviving Corporation to collectively pay in excess of $787,000 in additional aggregate premiums to obtain such tail insurance, then the obligations set forth above shall extend only to obtaining such policies with respect to coverage and amount that can be obtained for a maximum of $787,000 in aggregate premiums.

            (d) The rights of each Indemnified Person and his or her heirs and legal representatives under this Section 5.10 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

            (a) Purchaser shall have made, or caused to be made, the Offer and shall have accepted for payment and paid for Shares in an amount sufficient to satisfy the Minimum Condition and otherwise pursuant to the Offer;

            (b) No Law, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

            (c) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

            (a) By the mutual written consent of Parent and Company, by action of their respective General Partner and Special Committee;

            (b) By either of Parent or Company if any Law shall have been promulgated that prohibits the consummation of the Offer or the Merger or if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action

(which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with Section 5.07), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

            (c) By either of Parent or Company if the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the conditions set forth in Annex I or Annex II) or the Offer shall have expired without Purchaser having purchased any Shares pursuant thereto; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.01(c) if Parent or Purchaser shall have materially breached this Agreement and Company may not terminate this Agreement pursuant to this Section 7.01(c) if Company shall have materially breached this Agreement;

            (d) By Company (i) if the Special Committee shall have approved and/or recommended, as applicable, or Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.03(a)(B); provided, however, that such termination under this clause (i) shall not be effective until Company has made the payments required by Section 7.02(b); or (ii) if Parent, Purchaser or any of their Affiliates shall have failed to commence the Offer in accordance with Section 1.01(a); provided, however, that Company may not terminate this Agreement pursuant to this Section 7.01(d)(ii) if such failure to have commenced the Offer shall have been caused by Company's failure to perform any of its obligations under this Agreement;

            (e) By Parent if any of the following have occurred: (i) Company, any of its Affiliates or any of the Representatives violates in any material respect any of the provisions of Section 5.03; (ii) the Special Committee recommends to Company's stockholders any Acquisition Proposal or Superior Proposal; (iii) Company enters into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal; (iv) Company Board of Directors or any committee thereof (A) shall have withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval and/or recommendation of the Offer, this Agreement or the Merger or shall have approved and/or recommended, as applicable, or publicly proposed to approve or recommend an Acquisition Proposal, or (B) fails to reaffirm publicly and unconditionally its recommendation to Company's stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five Business Days after Parent's written request to do so (which request may be made at any time that an Acquisition Proposal is pending and not withdrawn); (v) an Acquisition Proposal is publicly announced and Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five Business Days after such Acquisition Proposal is announced; or

            (f) By Parent or Company in the event the Closing shall not have occurred on or before the later to occur of (i) May 15, 2005 and (ii) the date that is 90 days after the commencement of the Offer, or such other date as Parent and Company shall agree upon in writing; provided, however, that if a party seeking termination pursuant to this Section 7.01(f) is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, then that party may not terminate this Agreement pursuant to this Section 7.01(f).

      Section 7.02 Effect of Termination.

            (a) In the event of termination of this Agreement by either Company or Parent or Purchaser as provided in Section 7.01, (i) this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or Company for damages or otherwise, except that
(i) Section 8.02 and this Section 7.02 shall survive any termination of this Agreement and (ii) nothing in this Section 7.02 shall relieve any party to this Agreement for liability for breach of this Agreement.

            (b) If (i) Company terminates this Agreement pursuant to Section 7.01(d)(i), (ii) Parent or Purchaser terminates this Agreement pursuant to
Section 7.01(e) or (iii) Company, Parent or Purchaser terminate this Agreement pursuant to Section 7.01(c) and in the case of such a termination pursuant to
Section 7.01(c) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the stockholders of Company generally and (B) prior to the six month anniversary of such termination, Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then Company shall, in the case of clause (i), as provided in Section 5.03(a)(B)(VI), in the case of clause (ii), not later than one business day following such termination, or in the case of clause (iii) not later than one business day following the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the six month anniversary of such termination, as applicable, pay to Parent in immediately available funds an amount equal to $2,500,000. Company acknowledges that the agreements contained in this Section 7.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if Company fails to pay the amount due pursuant to this
Section 7.02(b), and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against Company for the fee set forth in this Section 7.02(b), Company shall pay to Parent or Purchaser, as the case may be, its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate in effect on the date such payment was required to be made.

      Section 7.03 Amendment. Subject to Section 1.01(b), this Agreement may be amended by the parties hereto by action taken by the General Partner of Parent and the Special Committee and the Board of Directors of Purchaser or by the respective officers authorized by such General Partner, Special Committee or Company Board of Directors at any time prior to the Effective Time (notwithstanding any stockholder approval); provided, however, that, after approval of the Merger by the stockholders of Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 7.04 Extension; Waiver. Subject to Section 1.01(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      Section 8.01 Non-Survival of Representations and Warranties. The representations and warranties and agreements in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Sections 5.01, 5.06 and 5.10 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

      Section 8.02 Expenses. Whether or not the Merger is consummated, except as expressly set forth in Section 7.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs and expenses; provided, however, that in the event of any dispute between Company and Parent or Purchaser as to whether any monies are due and payable pursuant to Article VII, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) incurred in connection with any action, including the filing of any lawsuit or other legal action relating to such dispute. Interest, calculated at the publicly announced prime rate of the Bank of America, N.A., shall be paid on the amount of any unpaid monies required to be paid by any party to another party to this Agreement pursuant to this Section 8.02, calculated from the date such monies were required to be paid.

      Section 8.03 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Purchaser may assign its rights, interest and obligations to any Affiliate of Parent or any other MLB Entity without the consent of Company, provided that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 8.05 Parties in Interest. Except with respect to Sections 5.01 and
5.10 (which are intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 8.06 Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      Section 8.07 Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in Person, by telegram, or by registered or certified mail (postage prepaid, return receipt requested), in each case with the transmission of a simultaneous facsimile copy thereof, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to Parent or Purchaser:

                      MLB Advanced Media, L.P.
                      75 Ninth Avenue
                      New York, NY 10011
                      Attention:  Robert A. Bowman
                      Facsimile:  (212) 485-6995

                      With copies to:

                      MLB Advanced Media, L.P.
                      75 Ninth Avenue
                      New York, NY 10011
                      Attention:  General Counsel
                      Facsimile:  (212) 485-8111

                      And:

                      Foley & Lardner LLP
                      777 East Wisconsin Avenue
                      Milwaukee, Wisconsin 53202
                      Attention: Jay O. Rothman
                      Facsimile: (414) 297-4900

            (b) If to Company:

                      Tickets.com, Inc.
                      555 Anton Boulevard
                      Costa Mesa, CA  92626
                      Attention: Ron Bension, Chief Executive Officer
                      Facsimile: (714) 327-5570

                      With copies to:

                      Tickets.com, Inc.
                      555 Anton Boulevard
                      Costa Mesa, CA  92626
                      Attention: Bob Murphy, General Counsel
                      Facsimile: (714) 327-5583

                      And:

                      Bryan Cave LLP
                      Two North Central Avenue
                      Phoenix, AZ  85004

                      Attention: Frank M. Placenti and Christopher A. Lause
                      Facsimile: (602) 364-7070

      Section 8.08 Law Governing Agreement; Jurisdiction. This Agreement shall be construed and interpreted according to the Laws of the State of New York, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction. Any court of competent jurisdiction sitting within the State of New York, New York County will be the exclusive jurisdiction and venue for any dispute arising out of or relating to this Agreement.

      Section 8.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

      Section 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

      Section 8.12 Definitions. For purposes of this Agreement, the term:

            "Acquisition Proposal" shall have the meaning set forth in Section 5.03(d).

            "Affiliate" of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

            "Business" shall mean Company's (a) business of providing business-to-business ticketing software and systems, including licensed software products and full ticketing services through various integrated distribution channels; (b) products and services which enable the sale of tickets for attractions and live events by venues and entertainment organizations, such as performing arts centers, concert halls, professional sports organizations and stadiums and arenas in the United States, Canada, Europe, Australia, Latin America and Asia; (c) full service ticketing systems employing multiple points-of-sale, including the Internet, telephone call centers, interactive voice response systems, kiosks and retail outlets, all of which are integrated with Company's ticketing software systems; (d) Internet ticketing distribution capabilities, including its "Tickets.com" proprietary website and customized private labeled ticketing gateways for certain customers; and (e) software licensing business, which enables venues and organizations to operate and manage ticket sales on an in-house, stand alone system with optional ticket distribution channels such as retail outlets and the Internet.

            "Business Day" shall mean shall mean a day, other than a Saturday or Sunday, on which banks in New York City, New York, are open for the transaction of banking business.

            "Certificates" shall have the meaning set forth in Section 2.08(b).

            "Closing" shall have the meaning set forth in Section 2.02.

            "Closing Date" shall have the meaning set forth in Section 2.02.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Common Stock" shall have the meaning set forth in the recitals of this Agreement.

            "Company" shall have the meaning set forth in the preamble of this Agreement.

            "Company Board of Directors" shall have the meaning set forth in the recitals of this Agreement.

            "Company Disclosure Schedule(s)" shall have the meaning set forth in the prefatory paragraphs of Article IV.

            "Company Financial Advisor" shall have the meaning set forth in
Section 1.02(b).

            "Company Insurance Policies" shall have the meaning set forth in
Section 4.12.

            "Company SEC Reports" means all forms, reports, schedules, statements, documents and correspondence required to be filed by Company with the SEC (collectively with all exhibits included therein and financial statements and schedules incorporated therein by reference).

            "Company Subsidiary" shall mean any of the corporations, limited liability companies, partnerships or other entities, of which capital stock or other equity or ownership interests are directly or indirectly owned by Company, as set forth on Company Disclosure Schedule 4.01(d). The term "Company Subsidiaries" shall mean more than one Company Subsidiary.

            "Company Trade Rights" means all of Company's and Company Subsidiaries' worldwide rights in, to and under Trade Rights.

            "Company Voting Debt" shall have the meaning set forth in Section 5.02.

            "Confidentiality Agreement" shall mean that Agreement executed on or about June 18, 2004, and extended September 16, 2004, between Parent and Company.

            "Contract" shall mean all written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings that may be enforceable against Company.

            "Control" (including the terms "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

            "DGCL" shall mean the Delaware General Corporation Law.

            "Dissenting Shares" shall have the meaning set forth in Section 2.07(a).

            "Effective Time" shall have the meaning set forth in Section 2.02.

            "Environmental Law" shall mean any Laws relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Company or any Water Company Subsidiary is a member, an unincorporated trade or business under common control with Company or any Water Company Subsidiary (as determined under Section 414(c) of the

Code), or a member of an "affiliated service group" (within the meaning of
Section 414(m) of the Code) of which Company or any Water Company Subsidiary is a member.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

            "GAAP" shall mean accounting principles generally accepted in the United States.

            "General Adverse Conditions" shall mean:

            (a) Conditions, events or circumstances (other than any changes or proposed changes in Laws) affecting either (i) the United States economy generally or (ii) the industry of Company and Company Subsidiaries generally, which in each case does not have a materially disproportionate effect on Company and Company Subsidiaries, taken as a whole;

            (b) Changes in GAAP or in SEC accounting rules, policies, practices or interpretations;

            (c) Acts or omissions of Parent and/or Purchaser prior to the latter to occur of the Closing and the Effective Time;

            (d) Acts or omissions of Company or any of Company Subsidiaries taken at the request of the Parent or Purchaser prior to the latter to occur of the Closing and the Effective Time;

            (e) The effects of compliance with this Agreement by Company or any of Company Subsidiaries, including the incurrence of expenses by Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby;

            (f) Acts or omissions of Parent, Purchaser, Company or its Subsidiaries contemplated hereby that have an effect on Company or its Subsidiaries, including any disruptions to the Business of Company or any of its Subsidiaries as a result of the execution, delivery and performance of this Agreement or the transactions contemplated hereby;

            (g) Any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith, and any national or international calamity or emergency or any escalation thereof; or

            (h) Changes in the market price or trading volume of the shares of Company Common Stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Change or Material Adverse Effect).

            "Governmental Entity" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

            "Houlihan" shall have the meaning set forth in Section 1.02(b).

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Indemnified Losses" shall have the meaning set forth in Section 5.10(a).

            "Indemnified Person" shall have the meaning set forth in Section 5.10(a).

            "IRS" shall have the meaning set forth in Section 4.05(d).

            "Knowledge", "know", "known", "to the knowledge of", and all variations thereof and other words of similar meaning, whether or not capitalized, when used with respect to:

            (a) Company or any of Company Subsidiaries, shall be deemed to refer to the actual knowledge, after reasonable inquiry, of Ron Bension, Christian Henry, Robert Murphy, Carl Thomas, and Joseph Manna, provided that (i) in each case, with respect to the directors, officers and employees of Company and its Subsidiaries described herein, any knowledge acquired by any such Person following termination of employment shall not be deemed to be actual knowledge of any remaining director, officer, or employee of Company or its Subsidiaries, or Company, and (ii) any information protected as an attorney client privileged communication or attorney client work product possessed by Robert Murphy, as counsel to Company, shall not be deemed to be included in this definition of "Knowledge", "know", "known", "to the knowledge of", and all variations thereof and other words of similar meaning, whether or not capitalized; and

            (b) the Parent or Purchaser, shall be deemed to refer to the actual knowledge, after reasonable inquiry, of Robert Bowman, Michael Mellis, Jeffrey D'Onofrio, provided that (i) in each case, with respect to the directors, officers and employees of the Parent or Purchaser described herein, any knowledge acquired by any such Person following termination of employment shall not be deemed to be actual knowledge of any remaining director, officer, or employee of the Parent or Purchaser, or the Parent or Purchaser, and (ii) any information protected as an attorney client privileged communication or attorney client work product possessed by Michael Mellis, as counsel to Purchaser, shall not be deemed to be included in this definition of "Knowledge", "know", "known", "to the knowledge of", and all variations thereof and other words of similar meaning, whether or not capitalized.

            "Laws" shall mean any applicable statute, law, ordinance, rule or regulation.

            "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

            "Liens" means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales Contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

            "Litigation" means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

            "Material Adverse Change" shall mean a material adverse change in the Business, operations, assets, Liabilities, financial condition or results of operations of Company and Company Subsidiaries, taken as a whole, provided that a Material Adverse Change shall not be deemed to include any material adverse change due to General Adverse Conditions.

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the Business, operations, assets, Liabilities, financial condition or results of operations of Company and Company Subsidiaries, taken as a whole, or
(b) the ability of Company to perform its obligations under this Agreement, provided that a Material Adverse Effect shall not be deemed to include any material adverse effect due to General Adverse Conditions.

            "Merger" shall have the meaning set forth in the recitals of this Agreement.

            "Merger Consideration" shall have the meaning set forth in Section 2.06(a).

            "Minimum Condition" shall have the meaning set forth in Annex II.

            "MLB Entity" means each of, and "MLB Entities" means more than one of, the Office of the Commissioner of Baseball, its Bureaus, Committees, Subcommittees and Councils, MLB Advanced Media, L.P., MLBAM Acquisition Corp., SportsOnEarth LLC, Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc. (doing business in its own name and as Major League Baseball Productions), Baseball Television, Inc. (d/b/a Major League Baseball International), the Major League Baseball Clubs, and each of their subsidiaries or Affiliated entities, any entity which, now or in the future, controls, is controlled by, or is under common control with the Major League Baseball Clubs or the Office of the Commissioner of Baseball, and the directors, officers and employees of the above entities.

            "Offer" shall have the meaning set forth in the recitals of this Agreement.

            "Offer Documents" shall have the meaning set forth in Section
1.01(c).

            "Offer Price" shall have the meaning set forth in the recitals of this Agreement.

            "Offer to Purchase" shall have the meaning set forth in Section 1.01(c).

            "Options" shall have the meaning set forth in Section 2.09.

            "Orders" shall mean any order, writ, injunction, judgment, plan or decree.

            "Parent" shall have the meaning set forth in the preamble of this Agreement.

            "Paying Agent" shall have the meaning set forth in Section 2.08(a).

            "Permitted Real Property Liens" shall have the meaning set forth in
Section 4.11(a).

            "Person" shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

            "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

            "Real Property" shall have the meaning set forth in Section 4.11(c).

            "Representatives" shall have the meaning set forth in Section
5.03(a).

            "Schedule 14D-9" shall have the meaning set forth in Section
1.02(b).

            "Schedule of Assets/Liabilities" shall have the meaning set forth in
Section 4.04.

            "Schedule of Performance Metrics" shall have the meaning set forth in Section 4.04.

            "Schedule TO" shall have the meaning set forth in Section 1.01(c).

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of February 14, 2005, by and among Parent, Purchaser, General Atlantic Partners 74, L.P., a Delaware limited partnership, General Atlantic Partners 54, L.P., a Delaware limited partnership, GAP Coinvestment Partners II, L.P., a Delaware limited partnership, and GapStar, LLC, a Delaware limited liability company.

            "Series F Preferred Stock" shall mean Company's Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share.

            "Series G Preferred Stock" shall mean Company's Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock, par value $0.000225 per share.

            "Shares" shall have the meaning set forth in the recitals of this Agreement.

            "Special Committee" shall have the meaning set forth in the recitals of this Agreement.

            "Stockholder Agreements" shall refer to (a) that certain Stockholder Agreement dated as of February 14, 2005, by and among each of Parent, Purchaser, General Atlantic Partners 74, L.P., General Atlantic Partners 54, L.P., General Atlantic Partners 46, L.P., GAP Coinvestment Partners, L.P., GAP Coinvestment Partners II, L.P., and GapStar, LLC, (b) that certain Stockholder Agreement dated as of February 14, 2005, by and among Parent, Purchaser, and International Capital Partners, Inc. Profit Sharing Trust, (c) that certain Stockholder Agreement dated as of February 14, 2005, by and among each of Parent, Purchaser, Sports Capital Partners, L.P., Sports Capital Partners

(Cayman Islands), L.P., and Sports Capital Partners CEV, LLC, and (d) that certain Stockholder Agreement dated as of February 14, 2005, by and among each of Parent, Purchaser, Competiber, S.A., Mr. Ignacio Suarez-Zuloaga, Mr. Ramon Suarez, and Valor XXI SICAV, S.A.

            "Stock Plans" shall have the meaning set forth in Section 2.09.

            "Superior Proposal" shall have the meaning set forth in Section 5.03(d).

            "Surviving Corporation" shall have the meaning set forth in Section 2.01.

            "Taxes" shall mean any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

            "Tax Returns" shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

            "Trade Rights" shall mean rights in the following: (a) all trademark rights, trade dress, service marks, trade names and brand names; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents and all proprietary rights associated therewith; (d) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (e) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (f) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

            "2003 Audit" shall have the meaning set forth in Section 4.04.

            "Waste" shall mean (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (b) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous substance," "restricted hazardous waste," "toxic substance," "toxic pollutant," "pollutant" or "contaminant" under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or

(c) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               MLB ADVANCED MEDIA, L.P.,
                               by MLB Advanced Media, Inc., its
                               General Partner

                               By:  /s/ Michael J. Mellis
                                   ---------------------------------------------
                                       Michael J. Mellis
                                       Senior Vice President & General Counsel


                               MLBAM ACQUISITION CORP.



                               By:  /s/ Robert A. Bowman
                                   ---------------------------------------------
                                       Robert A. Bowman
                                       President and Chief Executive Officer

                               TICKETS.COM, INC.



                               By:  /s/ Ronald Bension
                                   ---------------------------------------------
                                       Ronald Bension
                                       Chief Executive Officer

                                                                         ANNEX I

                       PURCHASER'S CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer or Agreement (except for the provisions of Section 1.01(b) which shall remain applicable), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for any tendered Shares, and may delay the acceptance for payment of any tendered Shares and amend or terminate the Offer if (a) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or (b) at any time after the date of this Agreement and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions shall exist:

            (i) There shall have been any action taken, or any Law, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, Company, any other Affiliate of Parent or Company, the Offer or the Merger, by any Governmental Entity that is reasonably likely to, directly or indirectly:

                        (A) Make illegal by the acceptance for payment of, or
            payment for or purchase of any or all of the Shares pursuant to the Offer, or otherwise restrict, make materially more costly or prohibit the making of the Offer or the consummation of the Offer or the Merger; or

                        (B) Result in a material delay in or materially restrict
            the ability of Purchaser to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or to effect the Merger; or

                        (C) Render Purchaser unable to accept for payment or pay
            for or purchase any or all of the Shares pursuant to the Offer; or

                        (D) Impose material limitations on the ability of
            Parent, Purchaser or any of their respective Company Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, any of the Shares to be acquired by Company, including, without limitation, the right to vote any such Shares on an equal basis with all other Shares on all matters properly presented to the stockholders of Company; or

                        (E) Require the divestiture by Parent, Purchaser or any
            of their respective Company Subsidiaries or Affiliates of any Shares, or require Purchaser, Parent, Company, or any of their respective Company Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the


                                   Annex I-1
            business of Company and its Company Subsidiaries and own the assets and properties of Company and its Company Subsidiaries; or

                        (F) Impose any material limitations on the ability of
            Parent, Purchaser or any of their respective Company Subsidiaries or Affiliates effectively to control the business or operations of Company, Parent, Purchaser or any of their respective Company Subsidiaries or Affiliates; or

            (ii) There shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in subclauses (A) through (F) in clause (i) above; or

            (iii) There shall have been threatened any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in subclauses (A) through (F) in clause (i) above that, in the judgment of Parent, has a reasonable probability of success; or

            (iv) This Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate the Agreement or not consummate the Merger; or

            (v) Any event, change, effect, condition, fact or circumstance shall have occurred following the date of this Agreement that, individually or in the aggregate, constitutes a Material Adverse Change or would reasonably be expected to have a Material Adverse Effect; or

            (vi) Any of the representations and warranties of Company set forth in the Agreement shall not be true and correct (except as to any such representation or warranty which speaks as of a specific date, which must be true or correct only as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

            (vii) Company shall have failed to perform in any material respect, or to comply in any material respect with, any obligation, agreement or covenant of Company to be performed or complied with by it under the Agreement, except where the failure to be so perform or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

            (viii) There shall have occurred and be continuing (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of five (5) days, (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poor's Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index in excess of 25% measured from the close of business on


                                   Annex I-2
the trading day next preceding the date of the Agreement, or (C) any material adverse change in the general political, market, economic or financial conditions in the United States or abroad that has had or would reasonably be expected to have a Material Adverse Effect; or

            (ix) The Special Committee (A) shall have withdrawn, or modified or amended in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval and/or recommendation of the Agreement or the transactions contemplated hereby, including the Offer or the Merger, (B) approved and/or recommended, as applicable, or announced a neutral position with respect to, any Acquisition Proposal, (C) shall have adopted any resolution to effect any of the foregoing or (D) upon request of Parent, shall fail to reaffirm publicly and unconditionally its approval and/or recommendation of the Offer, the Agreement or the Merger within five Business Days after Parent's written request to do so under the circumstances described in Section 7.01(e)(iv) of the Agreement; or

            (x) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser, their Affiliates or any group of which any of them is a member, and other than any current stockholders of Company or their Affiliates or any group of which any of them is a member, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 5% or more of the then outstanding Shares or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 5% or more of the then outstanding Shares.

      The foregoing conditions are for the sole benefit of Parent or Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time, in their sole discretion subject to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser with respect to whether or not the foregoing conditions to the Offer in this Annex I have been satisfied shall be final and binding upon all parties.

      Capitalized terms used but not defined in this Annex I shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term "Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.


                                   Annex I-3

                                                                        ANNEX II

                          OTHER CONDITION TO THE OFFER

      Notwithstanding any other provision of the Offer or Agreement (except for the provisions of Section 1.01(b) which shall remain applicable), Purchaser shall not accept for payment or pay for any tendered Shares if there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of shares of Common Stock which, together with the shares of Common Stock into which the Warrants and shares of Preferred Stock to be acquired by Purchaser pursuant to the Securities Purchase Agreement are exercisable or convertible, represents at least 90% of all of the issued and outstanding Common Stock, assuming the exercise of the Warrants and conversion of the Preferred Stock into Common Stock (the "Minimum Condition").

      Capitalized terms used but not defined in this Annex II shall have the meanings assigned to such terms in the Agreement to which it is annexed, except that the term "Agreement" shall be deemed to refer to the Agreement to which this Annex II is appended.

                                    Annex II

                                    EXHIBIT A

                      FORM OF OPTION CANCELLATION AGREEMENT

                                                         _____________ ___, 2005


Mellon Investor Services LLC
Attn: Reorganization Dept.
P.O. Box 3301
South Hackensack, NJ  07606

      Re:   Option Cancellation Agreement

Ladies and Gentlemen:

      As set forth in the books and records of Tickets.com, Inc., a Delaware corporation (the "Company"), the undersigned is the holder of record of In-the-Money Options and/or TicketsLive Options (as such terms are defined in that certain Agreement and Plan of Merger, dated as of February 14, 2005, among MLB Advanced Media, L.P., a Delaware limited partnership ("Parent"), MLBAM Acquisition Corp., a Delaware corporation ("Purchaser"), and the Company (the "Merger Agreement")). All capitalized terms utilized herein, unless otherwise defined herein, shall bear the meaning ascribed to such terms in the Merger Agreement.

      Pursuant to the terms and conditions of the Merger Agreement, and as described in the Offer Documents, the undersigned understands that, if the Offer is consummated, then effective at the Effective Time, Purchaser will be merged with and into the Company (the "Merger"). In connection with the Merger the undersigned understands and agrees, and represents and warrants to you, the Parent and the Purchaser that:

      (a) at the Effective Time, all Stock Plans shall be terminated and all Options, In-the-Money Options, and D&O Options and certificates representing such options, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist;

      (b) the undersigned shall cease to have any rights with respect to all Options, In-the-Money Options and TicketsLive Options (and any certificate representing any Option, In-the-Money Option or TicketsLive Option), other than and subject to the undersigned's rights to receive the In-the-Money Option Cash Payment(s) and/or TicketsLive Option Cash Payment(s), as applicable, pursuant to the Merger Agreement;

      (c) the undersigned has become fully vested in the right to receive the In-the-Money Option Cash Payment(s) and/or TicketsLive Option Cash Payment(s), as applicable, without requiring any payment by the undersigned of any cash with respect to the exercise of the respective In-the-Money Options and/or TicketsLive Options of the undersigned, subject to the deduction of applicable withholding taxes;

      (d) the undersigned is the holder of record of, and the sole owner of, all rights, title (beneficially or otherwise) and interests in, to and under the undersigned's In-the-Money Options and/or TicketsLive Options, such In-the-Money Options and/or TicketsLive Options are not subject to any claim, lien, charge, security interest, pledge, mortgage, or any other restriction or

Mellon Investor Services LLC
Page 2


encumbrance of any kind or nature, and the undersigned has not sold, assigned, granted, hypothecated, gifted or otherwise transferred or disposed of any rights, title or interests in, to or under the undersigned's In-the-Money Options and/or TicketsLive Options;

      (e) the address, contact information, Social Security Number or Federal Employer Identification Number (FEIN), set forth below for the undersigned is true and correct; and

      (f) as a condition precedent to the Paying Agent delivering such In-the-Money Option Cash Payment(s) and/or TicketsLive Option Cash Payment(s), as applicable, to the undersigned, the undersigned is required to fully complete, date, sign and deliver, and hereby delivers, to you as the Paying Agent for the Parent and Purchaser, this Option Cancellation Agreement as the undersigned's free and voluntary act.

      Accordingly, the undersigned requests that you, as the Paying Agent for the Parent and Purchaser, deliver to the undersigned at the address set forth below for the undersigned, such In-the-Money Option Cash Payment(s) and/or TicketsLive Option Cash Payment(s), as applicable, payable to the undersigned pursuant to the terms and conditions of the Merger Agreement, subject to the deduction of applicable withholding taxes, in exchange for all of the undersigned's In-the-Money Options and/or TicketsLive Options (and all of the shares of Company Common Stock issuable upon exercise of such In-the-Money Options and/or TicketsLive Options), on or following the Effective Time pursuant to the terms and conditions of the Merger Agreement.

                                   Very Truly Yours,


                                   --------------------------------------------
                                   Full Legal Name of In-the-Money Options
                                   and/or TicketsLive Options Holder


                                   --------------------------------------------
                                   Social Security Number or Federal Employer
                                   Identification Number (FEIN) of In-the-Money
                                   Options and/or TicketsLive Options Holder


                                   --------------------------------------------

                                   --------------------------------------------

                                   --------------------------------------------
                                   Mailing Address of In-the-Money Options
                                   and/or TicketsLive Options Holder

                                   Home Telephone Number:
                                                          ---------------------

                                   Work Telephone Number:
                                                          ---------------------

                                   E-Mail Address:
                                                   ----------------------------


                                       2